Exhibit 99.2

Matrix I.T. Ltd. (the “Company”)
Shelf Prospectus

Under this Shelf Prospectus, the Company may issue various types of securities in accordance with applicable law, including: the Company’s ordinary shares, preferred shares1, bonds that are not convertible, bonds that are convertible into shares, warrants exercisable into shares, warrants exercisable into bonds, warrants exercisable into convertible bonds, and commercial securities.

The offering of securities under this Shelf Prospectus will be made pursuant to the provisions of Section 23A(f) of the Securities Law, 5728–1968, by means of Shelf Offering Reports, in which all particulars specific to each offering will be completed, in accordance with any applicable law (including the provisions of the bylaws of the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) and the directives issued thereunder), as may be in effect from time to time.

The risk factors that the Company estimates to have a significant impact on its business are as follows: Industry factor: cyber and information security; Macro risk factors: the security situation; the economic and political situation in Israel. For details regarding these risk factors and additional risk factors applicable to the Company, see Section 19 of Part A (Description of the Corporation’s Business) of the Company’s 2024 Periodic Report, as published on March 11, 2025, Reference No.: 2025-01-015935 (the “Company’s 2024 Periodic Report”).

The Company’s dividend distribution policy is an annual dividend of up to 75% of the net annual profit attributable to shareholders. The dividend is distributed quarterly, subject to examining compliance with the distribution tests under the law at each relevant date. For further details, see Note 17(e) and Note 10d to the Company’s consolidated financial statements as of December 31, 2024, included in the Company’s 2024 Periodic Report.

As of the date of this Prospectus, the Company has an issuer rating of Aa3.il with a stable outlook, dated March 24, 2025. In addition, the Company’s commercial paper rating as of that date is P-1.il, and the rating of Series B bonds issued by the Company as of that date is Aa3.il stable. For further details, see the Company’s Immediate Report dated March 24, 2025, Reference No.: 2025-01-019742.

The full text of the Prospectus is available for review on the website of the Israel Securities Authority at www.magna.isa.gov.il and on the website of the Stock Exchange at http://maya.tase.co.il.

Date of Prospectus: July 17, 2025

1 The issuance of preferred shares (if made) will be subject to the conditions set forth in the Stock Exchange bylaws and directives and to the provisions of any applicable law, including compliance with the provisions of Section 46B of the Securities Law, 5728–1968.

Table of Contents

Page

1.	Introduction		1
	1.1	General	1
	1.2	Permits and Approvals	1
	1.3	Share capital, Funds and Surpluses	1
	1.4	The Company’s Bonds	2
	1.5	Allocations and Undertakings to Allocate Securities of the Company in Consideration not
		Entirely in Cash During the Two Years Preceding the Date of the Prospectus	2
	1.6	Brokerage Fees Paid or Undertaken to be Paid by the Company in Connection with the
		Issuance of Securities During the Two Years Preceding the Date of the Prospectus	3
	1.7	Payments Based on the Rate of the Company’s Property, Turnover, Income, or Profits	3
2.	The Company’s Capital and its Holders		4
	2.1	Company Capital – Genera	4
	2.2	Development of the Company’s Capital	4
	2.3	Holdings in Securities	4
	2.4	Agreements Regarding the Company’s Shares	5
	2.5	Convertible Securities of the Company	6
	2.6	Data Summary	6
	2.7	The Company’s Undertakings to Issue Securities or to Refrain from Issuing or Offering	6
	Them, Generally or Under Certain Conditions, or to Refrain from Obtaining a Loan		6
3.	Rights Attached to the Company’s Shares		4
	3.1	Provisions of the Company’s Articles of Association	7
	3.2	Arrangements Prescribed in the Articles of Association under the Companies Law	7
4.	Consideration for the Issuance and its Purpose		10
5.	Description of the Company’s business		11
	5.1	General	11
	5.2	Details Regarding Principal Investees of the Company	11
	5.3	Board of Directors’ Explanations Regarding the Company’s Affairs	12
6.	The Company’s Board of Directors		13
	6.1	The Company’s Board of Directors	13
	6.2	Additional Senior Officers	13
	6.3	Independent Authorized Signatories	13
	6.4	Additional Information	13
	6.5	Provisions of the Company’s Articles of Association Relating to Members of the Board of Directors	13
7.	Interested Parties in the Company		14
	7.1	Remuneration of Interested Parties and Senior Officers	14
	7.2	Transactions with Controlling Shareholders	15
8.	Financial Statements		16
	8.1	Reports Included in this Prospectus by Way of Reference	16
	8.2	Auditors’ Consent Letter Attached to this Prospectus	17
	8.3	Events Report	20
9.	Additional Information		22
	9.1	Legal Opinion	22
	9.2	Fee for Request for Authorization to Publish the Prospectus	23
	9.3	Inspection of Documents	23
10.	Signatures		24
	10.1	The Company	24
	10.1	The Directors	24

Matrix I.T. Ltd.

(in this Prospectus – the “Company”)

Chapter 1 – Introduction

1.1	General

The Company was incorporated in 1989 under the laws of the State of Israel and is a public company (as this term is defined in the Companies Law, 5759–1999 (the “Companies Law”)), whose securities have been listed for trading on the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) since 1993.

1.2	Permits and Approvals

The Company has received all permits, approvals, and licenses required by law for the publication of the Prospectus.

This Prospectus is a Shelf Prospectus, as defined in Section 23A(a) of the Securities Law, 5728–1968 (the “Securities Law”), and the offering of securities under it will be made by way of Shelf Offering Reports completing the particulars specific to each offering.

The approval of the Israel Securities Authority for the publication of this Prospectus shall not be deemed to constitute verification of the details contained herein or confirmation of their reliability or completeness, and shall not be construed as an expression of opinion on the nature of the securities offered hereunder.

The Company approached the Stock Exchange, which granted its preliminary approval for the listing for trade of the Company’s ordinary shares, preferred shares2, non-convertible bonds, bonds convertible into shares, warrants exercisable into shares, warrants exercisable into non-convertible bonds, warrants exercisable into convertible bonds, and commercial securities (the “Securities”).

This approval by the Stock Exchange shall not be regarded as confirmation of the information contained in the Prospectus or of its reliability or completeness, and shall not constitute any opinion on the Company, the nature of the Securities, or the price at which they will be offered.

The granting of the aforementioned preliminary approval does not constitute approval for listing the Securities for trade, which will be subject to obtaining approval for listing the Securities pursuant to a Shelf Offering Report to be submitted in accordance with the Securities Law and the Securities Regulations (Shelf Offering of Securities), 5766–2005.

The granting of such preliminary approval shall not constitute a commitment to grant approval for the listing of the Securities for trading under the Shelf Offering Report. The approval of an application for listing the Securities for trading under the Shelf Offering Report shall be subject to the provisions of the Stock Exchange bylaws and the directives issued thereunder, as in effect at the time of submission of the application for listing.

1 The issuance of preferred shares (if made) will be subject to the conditions set forth in the Stock Exchange bylaws and directives and to the provisions of any applicable law, including compliance with the provisions of Section 46B of the Securities Law, 5728–1968.

1.3	Share Capital, Funds and Surpluses

1.3.1	The Company’s share capital as of the date near the date of the Prospectus:

	Registered share capital	Issued and paid-up capital (without dilution)	Issued and paid-up capital (fully diluted2)
Number of shares	100,000,000	64,280,355(*)	64,884,355(*)

(*) Including 653,860 dormant shares (as this term is defined in Section 308 of the Companies Law) held by the Company as of the Prospectus date.

1.3.2	Components of the Company’s Equity (in NIS thousands) as of March 31, 2025[3]:

Share capital	68,494
Share premium	326,638
Treasury shares	(7,982)
Retained earnings	733,387
Adjustments arising from translation of financial statements of foreign operations	(3,444)
Reserve for transactions between a corporation and its controlling shareholder	10,186
Reserve for share-based payment and liabilities in respect of an option to holders of non-controlling interests	(18,644)
Total	1,108,636
Non-controlling interests	60,627
Total equity	1,169,263

For further details, see the Company’s consolidated financial statements as of March 31, 2025, included in the Company’s quarterly report for the first quarter of 2025, as published on May 13, 2025, Reference No.: 2025-01-033244 (the “Company’s Report for the First Quarter of 2025” and the “Company’s Financial Statements for the First Quarter of 2025,” respectively).

1.4	The Company’s Bonds

For details regarding the Company’s bonds outstanding as of the date of the Prospectus (Series B Bonds), see Appendix A to the Company’s Board of Directors’ Report for the first quarter of 2025, included in the Company’s Report for the First Quarter of 2025.

From the date of their issuance until the date of the Prospectus, the Company has complied with all material terms and obligations under the trust deed for the said bonds, and no conditions have arisen that would give cause for the immediate repayment of the bonds.

1.5	Allocations and Undertakings to Allocate Securities of the Company in Consideration Not Entirely in Cash During the Two Years Preceding the Date of the Prospectus

1.5.1	For details regarding employee options exercisable into Company shares that were granted by the Company to officers and managers during the two years preceding the date of the Prospectus, see Sections 2.2 and 2.5 of the Prospectus and Note 18 to the Company’s 2024 financial statements.

2 Assuming that all convertible securities allocated by the Company to its officers and which have not yet expired or been exercised are exercised into ordinary shares of the Company. For details regarding the terms of such securities, see Note 18 to the Company’s consolidated financial statements for 2024, included in the Company’s 2024 Periodic Report. The actual full dilution rate may be lower depending on the exercise terms of the options (net exercise).

3 The financial data in this Prospectus are presented in accordance with International Financial Reporting Standards (IFRS).

1.5.2	For details regarding restricted shares allocated by the Company to the Company’s CEO (Mr. Moti Gutman), see Note 18b(1) to the Company’s 2024 financial statements.

Except as detailed above, during the two years preceding the date of the Prospectus, the Company has not allocated and has not undertaken to allocate securities in consideration not entirely in cash.

1.6	Brokerage Fees Paid or Undertaken to Be Paid by the Company in Connection with the Issuance of Securities During the Two Years Preceding the Date of the Prospectus

For details regarding fees paid by the Company in connection with the issuance of its Series B Bonds, see Section 11.1 of the Shelf Offering Report for the initial issuance of that series, as published on September 14, 2022, Reference No.: 2022-01-117502.

Except as detailed above, during the two years preceding the date of the Prospectus, the Company has not paid and has not undertaken to pay brokerage fees in connection with the underwriting or sub-underwriting of securities it has issued.

1.7	Payments Based on the Rate of the Company’s Property, Turnover, Income, or Profits

1.7.1	For the sake of caution and in accordance with the provisions of the Company’s compensation policy, as published on April 3, 2022, Reference No.: 2022-01-042259, certain Company officers are entitled and/or may become entitled to variable compensation derived from (and/or conditional upon, as applicable) the Company’s financial results. See also Article 21 in Part D (Additional Information Regarding the Corporation) of the Company’s 2024 Periodic Report.

1.7.2	In addition, during the Company’s ordinary course of business, managers and employees engaged in sales and marketing may be entitled to bonuses based on their contributions and sales performance, or in accordance with the income/profits of the units under their management.

Chapter 2 – The Company’s Capital and Its Holders

2

2.1	Company Capital – General

The Company’s share capital consists of ordinary shares with a par value of NIS 1.00 each (the “Shares” or “Ordinary Shares”).1

2.2	Development of the Company’s Capital

Except as detailed below, during the three (3) years preceding the publication date of the Prospectus, there has been no change in the Company’s registered, issued, and paid-up share capital:

Date	Change	See the Company’s reports on the dates below, included in this Prospectus by way of reference
January 1, 2023	Exercise of 360,000 Employee Options 1/19 into 201,411 shares (according to the “net exercise” mechanism).	Company Report dated January 1, 2023 (Reference No.: 2023-01-000765), included in this Prospectus by way of reference.
February 1, 2023	Allocation of 375,000 restricted shares (RS) to an officer.	Company Report dated February 2, 2023 (Reference No.: 2023-01-013773), included in this Prospectus by way of reference.
March 13, 2023	Exercise of 51,378 restricted shares (RS) into 51,378 shares by an officer.	Company Report dated March 13, 2023 (Reference No.: 2023-01-026601), included in this Prospectus by way of reference.
March 29, 2023	Allocation of 920,000 unlisted Employee Options 3/23 to officers and senior managers.	Company Report dated March 29, 2023 (Reference No.: 2023-01-034422), included in this Prospectus by way of reference.
August 22, 2023	Allocation of 45,000 unlisted Employee Options 8/23 to an officer.	Company Report dated August 23, 2023 (Reference No.: 2023-01-097290), included in this Prospectus by way of reference.
June 2, 2024	Allocation of 20,000 unlisted Employee Options 3/23 to an officer, and expiration of 45,000 Employee Options 3/23.	Company Report dated June 3, 2024 (Reference No.: 2024-01-056452), included in this Prospectus by way of reference.
March 12, 2025	Exercise of 290,750 Employee Options 3/23 into 88,917 shares (according to the “net exercise” mechanism).	Company Report dated March 13, 2025 (Reference No.: 2025-01-016946), included in this Prospectus by way of reference.
May 14, 2025	Exercise of 35,250 Employee Options 3/23 into 11,562 shares (according to the “net exercise” mechanism).	Company Report dated May 15, 2025 (Reference No.: 2025-01-034031), included in this Prospectus by way of reference.
June 18, 2025	Exercise of 10,000 Employee Options 3/23 into 3,940 shares (according to the “net exercise” mechanism).	Company Report dated July 7, 2025 (Reference No.: 2025-01-049803), included in this Prospectus by way of reference.

For details regarding the Company’s registered, issued, and paid-up share capital as of the Prospectus date, see Section 1.3.1 of the Prospectus.

2.3	Holdings in Securities

1 It should be noted that, pursuant to and subject to the provisions of Section 46B of the Securities Law, as of the date of the listing of the Company’s shares for trading, the Company’s share capital will consist of one class of shares only, granting equal voting rights (without prejudice to the Company’s right to issue preferred shares subject to applicable law). Any distribution of dividends or bonus shares shall be subject to the bylaws and rules of the Stock Exchange Clearing House as may be in effect from time to time. All shares in the Company’s share capital shall be fully paid. All existing shares in the Company’s capital shall be registered in the Company’s shareholders’ register in the name of a registration company, in accordance with the Stock Exchange bylaws.

2.3.1	Holdings of Interested Parties and Senior Officers in the Company’s Securities

For details, to the best of the Company’s and its management’s knowledge, regarding the Company’s securities held by interested parties and senior officers as of the date close to the Prospectus date and as of the date twelve (12) months prior thereto2, see:

As of the date close to the Prospectus date – the Company’s Immediate Report dated July 7, 2025, Reference No.: 2025-01-049801, regarding the holdings of interested parties and senior officers as of June 30, 2025, incorporated herein by way of reference.

As of the date twelve (12) months prior to the Prospectus date – see the Company’s Immediate Report regarding the holdings of interested parties and senior officers dated July 7, 2024, Reference No.: 2024-01-070393, incorporated herein by way of reference.

2.3.2	Details, to the best of the Company’s knowledge, regarding the Company’s Controlling Shareholders

The following are details, to the best of the Company’s knowledge, regarding those who may be deemed Controlling Shareholders of the Company, as the term “Control” is defined in Section 268 of the Companies Law, 5759–1999 (the “Companies Law”):

The controlling shareholder of the Company is Formula Systems (1985) Ltd. (“Formula”), which holds, as of the Prospectus date, 48.14% of the Company’s equity and voting rights. Formula is a public company whose securities are traded on the Tel Aviv Stock Exchange Ltd. and on NASDAQ.

To the best of the Company’s knowledge and based on information received from Formula, the controlling shareholder of Formula is Asseco Poland S.A., a Polish company whose shares are traded on the Warsaw Stock Exchange in Poland and which holds 25.82% of the issued and paid-up share capital of Formula. For additional details, see the Company’s Immediate Report dated July 7, 2025, Reference No.: 2025-01-049801, regarding the holdings of interested parties and senior officers as of June 30, 2025.

2.3.3	Holdings of Interested Parties and Senior Officers in Securities of the Company’s Subsidiaries and Affiliates

To the best of the Company’s and its management’s knowledge, as of the date close to the Prospectus date and as of the date twelve (12) months prior thereto, the Company’s interested parties and senior officers (as of the Prospectus date) did not hold securities of the Company’s subsidiaries and affiliated companies.

2.4	Agreements Regarding the Company’s Shares

As of the Prospectus date, no details have come to the knowledge of the Company or its management regarding any existing agreements between the Company’s shareholders concerning their holdings in the Company’s shares.

2 The data for such date refer to March 31, 2025, with respect to those who were interested parties and senior officers of the Company at that relevant time.

2.5	Convertible Securities of the Company

As of the Prospectus date, there are 604,000 Matrix Up 03/23 employee options outstanding, exercisable (in aggregate) into up to 604,000 ordinary shares of the Company.3 For details regarding the terms of the aforementioned Matrix Up 03/23 options, see Note 18 to the Company’s financial statements as of December 31, 2024, as well as Article 21 in Part D (Additional Information Regarding the Corporation) of the Company’s 2024 Periodic Report.

2.6	Data Summary

2.6.1	The equity attributable to the Company’s shareholders per share (no par value), according to the Company’s financial statements as of December 31 of each of the years 2023 and 2024 and as of March 31, 2025 (without taking into account the Company’s financial results after those dates, as applicable), amounted to approximately NIS 1,048,587, approximately NIS 1,088,733, and approximately NIS 1,108,636, respectively.

2.6.2	The net profit (loss) per share attributable to the Company’s shareholders as of December 31 of each of the years 2023 and 2024 and as of March 31, 2025, amounted to approximately NIS 227,333, approximately NIS 272,422, and approximately NIS 75,579, respectively.

2.7	The Company’s Undertakings to Issue Securities or to Refrain from Issuing or Offering Them, Generally or Under Certain Conditions, or to Refrain from Obtaining a Loan

Pursuant to the terms of the trust deed for the Company’s Bonds (Series B), any expansion of the series is subject to the Company’s compliance with certain conditions. For details, see Section 4.10 of the trust deed for the said series, as published in the Company’s Shelf Offering Reports for the initial issuance of that series dated September 14, 2022 (Reference No.: 2022-01-117502), incorporated herein by way of reference.

Furthermore, the trust deed for the Company’s Bonds (Series B) provides that, if the Company issues any additional series of bonds and/or other debt securities, the Company shall not stipulate in their terms that such series will be subordinated to the Series B Bonds in the event of liquidation of the Company, except where such series are secured by collateral or liens of any kind, and only in respect of such collateral and liens. See Section 4.10 of the said trust deed.

In addition, as part of the Group’s arrangements with financial institutions for obtaining credit, the Group has undertaken to maintain certain financial covenants, compliance with which may, for the purpose of maintaining them, create restrictions on the Company’s ability to issue securities. For details regarding such covenants, see Note 10d to the Company’s consolidated financial statements for 2024, included in the Company’s 2024 Periodic Report.

For the sake of caution, it is noted that under certain circumstances, the Company’s undertakings to the holders of its Bonds (Series B) may restrict the Company’s incurrence of additional debt, in light of its obligation vis-à-vis the bondholders (under the trust deed) to comply with certain financial covenants. For details, see Section 4 of Appendix A to the Company’s Board of Directors’ Report for the first quarter of 2025.

3 It is emphasized that the number of shares that may result from the exercise of the options granted by the Company is a theoretical figure, since in practice, each holder who exercises such options (if exercised) will be allocated shares reflecting only the benefit component (net exercise).

Chapter 3 – Rights Attached to the Company’s Shares

3

3.1	The provisions of the Company’s Articles of Association regarding the rights attached to the Company’s shares are incorporated in this Prospectus by way of reference to the Articles of Association of the Company, as published in the Company’s Immediate Report dated November 5, 2019, Reference No.: 2019-01-094746 (the “Articles” or the “Company’s Articles of Association”).

3.2	The following are the arrangements, as set forth in Section 26(d) of the Securities Regulations (Details of Prospectus and Draft Prospectus – Structure and Form), 5729–1969 (the “Prospectus Details Regulations”), which are included in the Company’s Articles of Association pursuant to the provisions of the Companies Law:

3.2.1	Arrangements under Sections 20 and 22 of the Companies Law regarding amendment of the Articles and amendment of rights – According to the provisions of the Articles: (a) The Company may amend the Articles by a resolution adopted at a General Meeting by a simple majority; (b) Unless otherwise provided in the terms of the issuance of the shares and subject to applicable law, the rights attached to any class of shares may be amended following a resolution of the Company’s Board of Directors and its approval at a General Meeting of the shareholders of that class, adopted by a simple majority, or by written consent of all shareholders of that class. The provisions of the Company’s Articles regarding General Meetings shall apply, mutatis mutandis, to a General Meeting of the holders of that class. The rights conferred upon holders of shares of a particular class that were issued with special rights shall not be deemed altered by the creation or issuance of additional shares ranking equally therewith, unless otherwise stipulated in the issuance terms of such shares. See Sections 10 and 28 of the Company’s Articles.

3.2.2	Arrangements under Sections 59 and 222 of the Companies Law regarding the appointment of directors and their term of office – According to the provisions of the Articles: (a) The Company’s directors shall be elected at an Annual General Meeting and/or at a Special Meeting and shall serve until the end of the next Annual General Meeting or until they cease to serve in accordance with the provisions of the Articles or any law; (b) In addition to the foregoing in subsection (a) above, the Board of Directors may appoint a director to fill a vacancy and/or as an addition to the Board of Directors, subject to the maximum number of directors permitted under Section 15.1 of the Articles.[1] A written resolution of the Board of Directors appointing a director shall remain valid until the next Annual General Meeting or until such director ceases to serve in accordance with the Articles or any law. The appointment of a director appointed under Section 15 of the Articles may be revoked by a regular resolution of the Board of Directors; (c) Subject to any non-derogable provisions of law, a director whose term has ended may be re-elected. A director’s term shall commence on the date of appointment or on a later date if so specified in the appointment resolution; (d) The Board of Directors shall elect from among its members a Chairperson. If no Chairperson is elected or if the Chairperson is absent 15 minutes after the scheduled time of a meeting, the directors present shall choose one of them to serve as Chairperson for that meeting, and the person so

1 Pursuant to Section 15.1 of the Company’s Articles, the number of directors of the Company (including External Directors) shall be determined from time to time by the Annual General Meeting, provided that it shall not be less than four and not more than eleven directors.

chosen shall conduct the meeting and sign the minutes thereof; (e) The General Meeting may, at any time, remove any director from office before the expiration of his term, whether such director was appointed by the General Meeting pursuant to subparagraph (a) above or by the Board of Directors pursuant to subparagraph (b) above, provided that the director has been given a reasonable opportunity to present his position to the General Meeting; (f) Any member of the Board of Directors who is not an External Director may appoint an alternate director (“Alternate Director”), subject to the provisions of Section 15.10 of the Articles. No person shall be appointed or serve as an Alternate Director if he is not qualified to serve as a director, or if he is already serving as a director or as an Alternate Director; (g) A director’s office shall be vacated in the circumstances set forth in the Companies Law; namely, if the director dies, is declared bankrupt (and in the case of a corporation – has resolved on voluntary liquidation or is subject to a liquidation order), or if the director becomes mentally incapacitated or is declared legally incompetent. See also Section 15 of the Articles.

3.2.3	Arrangements under Section 81 of the Companies Law regarding a quorum at a General Meeting, an adjourned meeting, and the Chairperson of the meeting - According to the provisions of the Articles: (a) The discussion at a General Meeting shall not commence, and no resolution shall be adopted, unless a quorum is present at the opening of the discussion or at the time of voting on the resolution, as applicable. A quorum shall consist of the presence of at least two shareholders holding at least twenty-five percent (25%) of the voting rights (including participation by proxy or by voting instrument) within half an hour from the time scheduled for the opening of the meeting; (b) If, within half an hour from the time scheduled for the commencement of the General Meeting, a quorum is not present, the meeting shall be adjourned for one week, to the same day, time, and place, or to a later date if so specified in the notice of the meeting or in the notice of adjournment (the “Adjourned Meeting”). The quorum for the commencement of the Adjourned Meeting shall be two shareholders (including participation by proxy or by voting instrument). A General Meeting at which a quorum is present may resolve to adjourn the meeting to another date and place as it may determine; (c) The Chairperson of the Board of Directors, or another person appointed for this purpose by the Board of Directors, shall serve as the Chairperson of the General Meeting. If the Chairperson of the Board of Directors is absent from the meeting within fifteen minutes from the time scheduled for the meeting or refuses to chair the meeting, the Chairperson shall be elected by the General Meeting. See Section 12 of the Articles.

3.2.4	Arrangements under Section 107 of the Companies Law regarding an additional vote for the Chairperson of the Board of Directors – According to the provisions of the Articles, if the votes of the directors are equally divided, the Chairperson of the Board of Directors shall not have an additional or casting vote, and the proposed resolution shall be deemed rejected. See Section 16.8 of the Articles.

3.2.5	Arrangements under Section 259 of the Companies Law regarding exemption of officers from liability – According to the provisions of the Articles, and subject to applicable law, the Company may, in advance or retroactively, exempt an Officer from all or part of his liability for damages caused by a breach of the duty of care toward the Company. Notwithstanding the foregoing, the Company may not exempt in advance a director from liability toward the

Company for a breach of the duty of care in a distribution or in connection with a resolution or transaction in which a controlling shareholder or any officer of the Company (including an officer other than the one receiving the exemption) has a personal interest. See Section 19.6 of the Articles.

3.2.6	Arrangements under Section 301 of the Companies Law regarding dividend distribution – See Section 22 of the Articles regarding the provisions of the Articles concerning dividend distribution.

The description of the provisions of the Articles in the matters listed in Section 3.2 above is a concise summary of the relevant provisions and does not constitute a substitute for reviewing the full text of the Company’s Articles of Association.

Chapter 4 – Consideration for the Issuance and Its Purpose

This Shelf Prospectus does not include an actual offering of securities upon its publication, and accordingly, there will be no immediate consideration following the publication of the Prospectus.

Therefore, no specific purpose has been designated for the proceeds of the issuance. If, in the future, securities are offered under Shelf Offering Reports published pursuant to this Shelf Prospectus, the proceeds from such offering will be used to finance the Company’s business operations and investments and/or in accordance with resolutions of the Company’s Board of Directors as may be adopted from time to time.

If a specific or different purpose is determined for the proceeds of the issuance in accordance with a Shelf Offering Report published by the Company, it shall be detailed in such Shelf Offering Report.

Chapter 5 – Description of the Company’s Business

5

5.1	General

5.1.1	The description of the Company’s business is incorporated herein by way of reference to Part A (Description of the Company’s Business) of the Company’s 2024 Periodic Report, as well as to the Company’s quarterly report for the first quarter of 2025, as published on May 13, 2025, Reference No.: 2025-01-033244 (the “Company’s Report for the First Quarter of 2025”).

5.2	Details Regarding Principal Investees of the Company

5.2.1	To the best of the Company’s and its directors’ knowledge, as of the Prospectus date, the Company does not have any principal (active) subsidiaries and/or associates held directly, in which other holders own twenty-five percent (25%) or more of the issued share capital, voting power, or authority to appoint directors in such companies. For details regarding the Company’s principal subsidiaries and/or associates as of the Prospectus date, see Article 11 of Part D of the Company’s 2024 Periodic Report.

5.2.2	The following are details of the profits (losses) (before and after tax) of the Company’s principal (active) subsidiaries and associates as of March 31, 2025, for each of the years 2023 and 2024:[1]

Investee company	Description of activity of the investee company	2024		2023
		Profit before tax	Profit after tax	Profit before tax	Profit after tax
Matrix I.T. Systems Ltd.	IT solutions and services	268,615	190,118	244,934	172,840
John Bryce Training and Implementation Ltd.	Training and implementation	12,847	9,911	3,512	2,582
Matrix I.T. Integration and Infrastructures Ltd.	Cloud and computing infrastructures	74,630	57,288	52,581	38,402
Matrix Defense Ltd.	Security and defense IT solutions	16,275	12,481	7,111	5,389

5.2.3	The following are details regarding the Company’s income (expenses) from its principal (active) subsidiaries and associates during 2023 and 2024, and during the first quarter of 2025 up to the date close to the Prospectus:

For the year 2023 – see Article 13 of Part D of the Company’s 2023 Periodic Report, as published on March 11, 2024, Reference No.: 2024-01-020848 (the “Company’s 2023 Periodic Report”).

For the year 2024 – see Article 13 of Part D of the Company’s 2024 Periodic Report.

1 Financial data in the table are presented from the perspective of the investee companies.

For the first quarter of 2025 and up to the date close to the Prospectus (in thousands of NIS):

Investee company	Dividend		Interest		Management fees
	Received during the period or receivable by the Company for the period	Received after the period or receivable for the period after March 31, 2025 and up to the date close to the Prospectus	Received during the period or receivable by the Company for the period	Received after the period or receivable for the period after March 31, 2025 and up to the date close to the Prospectus	Received during the period or receivable by the Company for the period	Received after the period or receivable for the period after March 31, 2025 and up to the date close to the Prospectus
Matrix I.T. Systems Ltd.	-	-	14,978	-	-	-
John Bryce Training Ltd.	-	-	-	-	-	-
Matrix I.T. Integration and Infrastructures Ltd.	-	-	1,326	-	-	-
Matrix Defense Ltd.	-	-	1,133	-	-	-

5.3	Board of Directors’ Explanations Regarding the Company’s Affairs

The Board of Directors’ explanations regarding the Company’s affairs as of December 31, 2024, are incorporated herein by way of reference to the said Board of Directors’ Report attached to the Company’s 2024 Periodic Report.

The Board of Directors’ explanations regarding the Company’s affairs as of March 31, 2025, are incorporated herein by way of reference to the said Board of Directors’ Report attached to the Company’s Report for the First Quarter of 2025.

Chapter 6 – The Company’s Board of Directors

6

6.1	The Company’s Board of Directors

As of the Prospectus date, the members of the Company’s Board of Directors are:
Mr. Guy Bernstein (Chairman of the Board), Mr. Eliezer Oren (Director), Mr. Tal Barnoach (External Director), Ms. Limor Bar-On (External Director), and Mr. Pini Greenfield (Independent Director). For details regarding the aforementioned directors (incorporated herein by way of reference), see Article 26 in Part D of the Company’s 2024 Periodic Report.

6.2	Additional Senior Officers

As of the Prospectus date, the Company’s senior officers (who are not directors) are:
Mr. Moti Gutman (Chief Executive Officer), Mr. Nevo Brenner (Chief Financial Officer), Ms. Ranit Zexer (Chief Technology Officer), Ms. Yifat Givol (Head of Legal Department and Company Secretary), Mr. Ziv Mandl (Executive Vice President, Head of Cluster comprising the Business Systems, Expert and Consulting Services, Fintech and Digital, and R&D Services Divisions), Mr. Yaron Raz (Executive Vice President, Head of the Software Products Division, Head of the Defense Division, Data & AI, and Xtivia), Ms. Hila Tal (Vice President of Human Resources), Mr. Nitsan Alon (Vice President of Strategy and Chairperson of Matrix Defense Ltd.), Mr. Avi Goldstein (Director of Integration and Infrastructure Division), Ms. Liat Tennenholtz (Vice President of Mergers and Acquisitions), Ms. Gali Katan (Chief Accountant), and Mr. Yisrael Gewirtz (Internal Auditor).

For details regarding the aforementioned senior officers (incorporated herein by way of reference), see Article 26A in Part D of the Company’s 2024 Periodic Report.

6.3	Independent Authorized Signatories

As of the Prospectus date, the Company has no independent authorized signatories.

6.4	Additional Information

Legal Counsel for the Prospectus:	Goldfarb Gross Seligman & Co., Advocates
98 Yigal Alon Street, Tel Aviv

Company Auditors:	BDO Ziv Haft, Certified Public Accountants
48 Menachem Begin Street, Tel Aviv

Registered Office of the Company:	3 Atir Yeda Street, Kfar Saba

6.5	Provisions of the Company’s Articles of Association Relating to Members of the Board of Directors

The provisions of the Company’s Articles of Association regarding the maximum and minimum number of directors in the Company, the manner of their appointment or election, their term of office, filling of vacancies, termination of office, their remuneration, and the establishment of Board committees and the powers conferred upon them are incorporated herein by way of reference to the Company’s Articles of Association, as published in the Company’s Immediate Report dated November 5, 2019, Reference No.: 2019-01-094746.

For arrangements under the Companies Law relating to the Company’s Board of Directors as set forth in the Company’s Articles, see Section 3.2 of this Prospectus.

Chapter 7 – Interested Parties in the Company

7

7.1	Remuneration to Interested Parties and Senior Officers

Data regarding the remuneration granted by the Company or by another party to each of the five most highly compensated senior officers of the Company1 or of a corporation under its control, in connection with their service in the Company or in a controlled corporation (as recognized in the Company’s financial statements); to each of the three senior officers of the Company who received the highest remuneration in connection with their service in the Company itself (and who are not among the five most highly compensated senior officers mentioned above); and to any Interested Party in the Company (other than the most highly compensated senior officers mentioned above), excluding a subsidiary of the Company, to whom remuneration was granted by the Company or by a corporation under its control, in connection with services rendered as an officeholder in the Company or in a corporation under its control — are incorporated herein by way of reference to:

7.1.1	Year 2023: Article 21 (Remuneration to Interested Parties and Senior Officers) in Part D of the Company’s 2023 Periodic Report.

7.1.2	Year 2024: Article 21 (Remuneration to Interested Parties and Senior Officers) in Part D of the Company’s 2024 Periodic Report.

First Quarter of 2025 (in NIS):2

Name	Position	Percentage of holdings in the Company, fully diluted (%)	Salary (NIS)	Bonus (NIS)	Share- based payment (NIS)	Total (NIS)
Mr. Moti Gutman	Chief Executive Officer	0.35	964,861	2,456,318	1,380,981	4,801,160
Mr. Nevo Brenner	Chief Financial Officer	0.06	372,855	680,211	177,175	1,230,241
Mr. Ziv Mandel	Senior Vice President, Head of Cluster	0.08	405,534	650,000	177,175	1,232,709
Mr. Avi Goldstein	Head of Cloud and Computing Infrastructure Division	0.08	281,863	896,519	143,954	1,322,336
Mr. Dennis Robinson	CEO of Xtivia	0.05	261,000	382,500	99,661	743,161

For details regarding the employment terms and conditions of Messrs. Gutman, Brenner, Mandel, Robinson, and Goldstein, see Article 21 in Part D of the Company’s 2024 Periodic Report.

Remuneration to any Interested Party in the Company (who is not among the most highly compensated senior officers mentioned above), excluding a subsidiary of the Company, to whom remuneration was granted by the Company or by a corporation under its control, in connection with services rendered as an officeholder in the Company or in a corporation under its control:

1 Referring to Interested Parties and Senior Officers of the Company as of the relevant date.

2 For the purpose of this Section, the terms “salary,” “remuneration,” and “share-based payment” shall have the meanings ascribed to them in Article 21 of the Securities Regulations (Periodic and Immediate Reports), 5730–1970. The remuneration amounts are presented as employer cost.

Directors’ fees and related expenses, which were not exceptional and were paid by the Company for the first quarter of 2025, to those who served during that period as directors of the Company – a total of five (5) directors – amounted to approximately NIS 392 thousand.3

For details regarding the insurance of directors and officers of the Company and the indemnification letters granted to the Company’s directors and officers, see Article 29A in Part D of the Company’s 2024 Periodic Report.

For additional details, see the Company’s Immediate Report dated November 14, 2024, Reference No.: 2024-01-615819.

7.2	Transactions with Controlling Shareholders

The following are details (incorporated herein by way of reference), to the best of the Company’s knowledge, regarding transactions with a Controlling Shareholder or in which a Controlling Shareholder has a personal interest in their approval, that the Company, its controlled companies, or its affiliated companies have entered into during the years 2023 and 2024, as well as during the period beginning on January 1, 2025, and ending on a date close to the Prospectus date, or on an earlier date if such transactions remain in effect as of the Prospectus date:

7.2.1	Article 22 (Transactions with a Controlling Shareholder or in which a Controlling Shareholder has a Personal Interest) in Part D of the Company’s 2023 Periodic Report;

7.2.2	Article 22 (Transactions with a Controlling Shareholder or in which a Controlling Shareholder has a Personal Interest) in Part D of the Company’s 2024 Periodic Report;

7.2.3	Except as detailed in Sections 7.2.1 and 7.2.2 above, as of January 1, 2025, the Company has not engaged in transactions with a Controlling Shareholder or in which a Controlling Shareholder had a personal interest in their approval, that were entered into by the Company, its controlled companies, or its affiliated companies.

3 As a rule, VAT is added to directors’ fees and payment is made against an invoice. The remuneration to which all current and future members of the Board of Directors are entitled, who are not employed by the Company (either as employees or independent service providers), shall include an annual fee and participation fee in accordance with the amounts set forth in the Second and Third Addenda to the Companies Regulations (Rules Regarding Compensation and Expenses for External Directors), 5760–2000, as may be updated from time to time, distinguishing between directors who are experts and those who are not, as set forth in the said Regulations.

Chapter 8 – Financial Statements

8

8.1	Financial Statements Included in this Prospectus by Way of Reference

8.1.1	The financial statements included in this Prospectus, in accordance with Articles 60B and 60D of the Prospectus Details Regulations, are as follows:

8.1.1.1	The Company’s consolidated annual financial statements for 2024, incorporated herein by way of reference to the said financial statements attached to the Company’s 2024 Periodic Report (as defined in Section 5.1.1 of this Prospectus);

8.1.1.2	The report regarding financial data and financial information from the Company’s consolidated financial statements for 2024 attributable to the Company, pursuant to Article 9C of the Securities Regulations (Periodic and Immediate Reports), 5730–1970 (the “Reporting Regulations”), incorporated in this Prospectus by way of reference to the said report attached to the Company’s 2024 Periodic Report;

8.1.1.3	The Company’s consolidated financial statements for the first quarter of 2025, incorporated herein by way of reference to the said financial statements attached to the Company’s Report for the First Quarter of 2025 (as defined in Section 5.1.1 of this Prospectus);

8.1.1.4	The report regarding financial data and financial information from the Company’s consolidated financial statements for the first quarter of 2025 attributable to the Company, pursuant to Article 38D of the Reporting Regulations, incorporated herein by way of reference to the said report attached to the Company’s Report for the First Quarter of 2025;

8.1.2	The report regarding the effectiveness of internal control over financial reporting and disclosure, including the statements of the Company’s Chief Executive Officer and Chief Financial Officer for 2024, in accordance with Article 9B of the Reporting Regulations, included in this Prospectus pursuant to Article 60E of the Prospectus Details Regulations, by way of reference to the said report and the said statements as attached to the Company’s 2024 Periodic Report;

8.1.3	The quarterly report regarding the effectiveness of internal control over financial reporting and disclosure, including the statements of the Company’s Chief Executive Officer and Chief Financial Officer for the first quarter of 2025, in accordance with Article 38C of the Reporting Regulations, included in this Prospectus pursuant to Article 60E of the Prospectus Details Regulations, by way of reference to the said report and the said statements as attached to the Company’s Report for the First Quarter of 2025;

8.1.4	The Company’s report on its liability balances by repayment dates as of December 31, 2024, in accordance with Article 9D of the Reporting Regulations, incorporated in this Prospectus by way of reference to the said report published concurrently with the publication of the Company’s 2024 Periodic Report;

8.1.5	The Company’s report on its liability balances by repayment dates as of March 31, 2025, in accordance with Article 38E of the Reporting Regulations, incorporated in this Prospectus by way of reference to the said report published concurrently with the publication of the Company’s Report for the First Quarter of 2025.

8.2	Auditors’ Consent Letter Attached to this Prospectus

In accordance with Article 62(a1) of the Prospectus Details Regulations, the following is attached under Section 8.4 of this Prospectus: a consent letter from the Company’s independent auditors, which includes their consent to the inclusion in the Prospectus, including by way of reference, of their audit reports and review reports (as applicable) for each of the reports listed in Sections 8.1.1 and 8.1.2 of this Prospectus, all in accordance with the wording of the said consent letter.

July 15, 2025

To
The Board of Directors of

Matrix I.T. Ltd.

3 Atir Yeda Street, Kfar Saba

To Whom It May Concern:

Re: Consent Letter for the Inclusion of the Independent Auditor’s Report in the Shelf Prospectus of Matrix I.T. Ltd. (the “Company”) Intended for Public Publication in July 2025

We hereby confirm our consent to the inclusion (including by way of reference) in the above-mentioned Shelf Prospectus of our following reports:

(1)	The Independent Auditor’s Report dated March 10, 2025, on the Company’s consolidated financial statements as of December 31, 2024, and for the year then ended.

(2)	The Independent Auditor’s Report dated March 10, 2025, on the audit of components of internal control over financial reporting of the Company as of December 31, 2024.

(3)	The Independent Auditor’s Report dated March 10, 2025, on the Company’s separate financial information in accordance with Article 9C of the Securities Regulations (Periodic and Immediate Reports), 5730–1970, as of December 31, 2024, and for the year ended on December 31, 2024.

(4)	The Review Report dated May 12, 2025, on the condensed consolidated financial information of the Company as of March 31, 2025, and for the three-month period then ended.

(5)	The Independent Auditor’s Report dated May 12, 2025, on the condensed separate financial information of the Company as of March 31, 2025, and for the three-month period then ended, in accordance with Article 38D of the Securities Regulations (Periodic and Immediate Reports), 5730–1970.

Sincerely,
Ziv Haft
Certified Public Accountant

Tel Aviv 03-6386868	Jerusalem 02-6546200	Haifa 04-8680600	Be’er Sheva 077-7784100/2	Bnei Brak 073-7145300	Kiryat Shmona 077-5054906	Petach Tikva 077-7784180	Modiin Illit 08-9744111	Nazareth 04-6555888	Eilat 08-6339911

Main Office: BDO Amot  House, 48 Menachem Begin Road, Tel Aviv, 6618001 |Email: bdo@bdo.co.il |Visit our website: www.bdo.co.il

BDO Israel, an Israeli partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the
International BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Kost Forer Gabbay & Kasierer 144a Menachem Begin Road, Tel Aviv 6492102	Tel: +972-3-6232525 ey.com

July 15, 2025

To:
The Board of Directors of
Matrix I.T. Ltd. (hereinafter: the “Company”)
3 Atir Yeda Street, Kfar Saba

To Whom It May Concern,

Re: Consent Letter for the Inclusion of the Independent Auditor’s Report in the Shelf Prospectus of Matrix I.T. Ltd. Intended for Publication in July 2025

We hereby notify you that we consent to the inclusion (including by way of reference) in the above-mentioned Shelf Prospectus of our reports listed below:

1.	The Independent Auditor’s Report dated March 10, 2024, on the Company’s consolidated financial statements as of December 31, 2023, and 2022, and for each of the three years in the period ended on December 31, 2023.

2.	The Independent Auditor’s Report dated March 10, 2024, on the audit of components of internal control over the Company’s financial reporting as of December 31, 2023.

3.	The Independent Auditor’s Report dated March 10, 2024, on the Company’s separate financial information in accordance with Article 9C of the Securities Regulations (Periodic and Immediate Reports), 5730–1970, as of December 31, 2023, and 2022, and for each of the three years in the period ended on December 31, 2023.

Sincerely,

Kost Forer Gabbay & Kasierer,

Certified Public Accountants

8.3	Events Report

Below is the “Events Report,” as defined in Article 56A of the Prospectus Details Regulations, regarding material events (as defined in said Article) that occurred after the signing date of the Company’s consolidated financial statements for the first quarter of 2025 (i.e., May 12, 2025) and up to the date of publication of this Prospectus:

Events Report

As defined in Article 56A of the Securities Regulations (Details of Prospectus and Draft Prospectus
– Structure and Form), 5729–1969, regarding material events (as defined therein) that occurred after the signing date of the Company’s consolidated financial statements for the first quarter of
2025 (i.e., May 12, 2025) and up to the publication date of this Prospectus:

No events.

Guy Bernstein Chairman of the Board	Moti Gutman Chief Executive Officer	Nevo Brenner Chief Financial Officer

Date: July 15, 2025

Chapter 9 – Additional Information

9.1  Legal Opinion

The Company has received the following legal opinion:

July 16, 2025

To:
Matrix I.T. Ltd.

3 Atir Yeda Street,

Kfar Saba 4464303

Re: Matrix I.T. Ltd. (the “Company”) – Shelf Prospectus of the Company (the “Shelf Prospectus”)

At your request, and with respect to the above-mentioned Shelf Prospectus, we hereby confirm that the directors of the Company were duly appointed and that their names are included in the Shelf Prospectus.

We agree that this opinion shall be included in the Shelf Prospectus.

Sincerely,

Doron Segal, Adv.
Ghazi Jaljoly, Adv.
Goldfarb Gross Seligman & Co., Advocates

Electra Tower, 98 Yigal Alon Street, Tel Aviv 6789141 | 03-608-9999	www.goldfarb.com
The Round Tower, 1 Azrieli Center, Tel Aviv 6701101 | 03-607-4444	info@goldfarb.com
Mittelstrasse 14, 8008 Zurich, Switzerland

9.2	Fee for Request for Authorization to Publish the Prospectus

Pursuant to Section 4A of the Securities Regulations (Fee for Request for Authorization to Publish a Prospectus), 5755–1995, the Company has paid the Israel Securities Authority the fee for the request for authorization to publish a Shelf Prospectus; however, the additional fee shall be paid for the securities offered at the time of publication of the Shelf Offering Report under which such securities will be issued, in the amounts and at the times prescribed in the said Regulations.

9.3	Inspection of Documents

Copies of this Prospectus, and of any legal opinions or approvals mentioned herein, are available for public inspection during regular business hours and by prior arrangement at the Company’s offices, located at 3 Atir Yeda Street, Kfar Saba.

In addition, copies of this Prospectus and of the Company’s Articles of Association are available for public inspection on the Israel Securities Authority’s distribution website at: www.magna.isa.gov.il.

Chapter 10 – Signatures

10.1	The Company

Matrix I.T. Ltd.

10.2	The Directors

Guy Bernstein
Tal Barnoach
Limor Bar-On
Pini Greenfield
Eliezer Oren